                                                                      Exhibit 11

                      ELECTRONIC TELE-COMMUNICATIONS, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                THREE-MONTH PERIODS ENDED MARCH 31, 2001 AND 2000


Earnings net of dividends paid (undistributed earnings) are allocated equally per share to weighted average Class A shares, as adjusted for the dilutive effect of stock options using the treasury stock method, and weighted average Class B shares outstanding during the year. Earnings per Class A and Class B common share were computed, as shown in the table below, by adding dividends paid per Class A and Class B common share (distributed earnings) to undistributed earnings.

The following table sets forth the computation of basic and diluted earnings per share:

                                                                                   THREE MONTHS ENDED
                                                                                        MARCH 31
                                                                                   2001          2000
                                                                                 --------------------------
Numerator for basic and diluted earnings per share:
 Net earnings (loss)                                                             $  (707,249)   $    76,678
 Less dividends paid:
  Class A common                                                                         -              -
  Class B common                                                                         -              -
                                                                                 --------------------------
 Undistributed earnings (loss)                                                   $  (707,249)   $    76,678

Denominator for basic and diluted earnings per share:
  Weighted average shares:
  Class A common                                                                   2,009,149      2,009,107
  Class B common                                                                     499,998        499,998
                                                                                 --------------------------
   Total                                                                           2,509,147      2,509,105

Calculation of basic and diluted earnings per share:
  Class A common:
  Distributed earnings                                                           $         -    $         -
  Undistributed earnings (loss)                                                        (0.28)          0.03
                                                                                 --------------------------
   Basic and diluted earnings (loss) per share                                   $     (0.28)   $      0.03
                                                                                 ==========================

 Class B common:

  Distributed earnings                                                           $         -    $         -
  Undistributed earnings (loss)                                                        (0.28)          0.03
                                                                                 --------------------------
   Basic and diluted earnings (loss) per share                                   $     (0.28)   $      0.03
                                                                                 ==========================



Options to purchase shares of Class A common stock under the Company's Nonqualified Stock Option Plan were outstanding during the three-month periods ended March 31, 2001 and 2000. However, these shares were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive. The number of shares excluded from the computation were 229,100 for the 2001 period and 117,900 for the 2000 period.